SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 19, 2009

Patriot National Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Connecticut	000-29599	06-1559137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bedford Street, Stamford, Connecticut  06901
(Address of principal executive offices)

(203) 324-7500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 8.01	Other
SIGNATURES

Item 8.01	Other

Angelo De Caro, Chairman of Patriot National Bancorp, Inc. ("PNBK") expects that a significant portion of his substantial investment in PNBK may be sold out of pledge at an independent financial institution. Mr. De Caro has pledged shares of PNBK with that other institution in connection with loans taken to support business activity unrelated to PNBK. The sales are being made by the third party institution and Mr. De Caro has no control over that decision, the timing or volume of sales. Mr. De Caro has owned most of his holdings in PNBK for over approximately a decade, and all of his shares were purchased by him in arms length transactions at an average price substantially exceeding current market. No shares have been received from PNBK as restricted shares or via stock options.

Mr. De Caro further indicated that his holdings of more than 740,000 shares, or more than 16% of PNBK outstanding shares, represent a significant portion of his total net worth. He intends to maintain his relationship with PNBK and hopes to remain among its largest shareholders; however his ability to do that will depend largely on the stock price of PNBK as the shares are sold out of pledge by the third party institution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.
Registrant

March 23, 2009	By: /s/ Robert F. O'Connell _____________________
Robert F. O'Connell
Senior Executive Vice President
and Chief Financial Officer